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Filed Pursuant to Rule 424(b)(2) Registration No. 333-081352
PROSPECTUS SUPPLEMENT (To Prospectus dated February 12, 2002)

$200,000,000

$100,000,000 7.00% Notes due April 1, 2012
$100,000,000 7.60% Notes due April 1, 2032

We are offering $100,000,000 of our 7.00% Notes due April 1, 2012 and $100,000,000 of our 7.60% Notes due April 1, 2032 which we refer to collectively as the notes in this prospectus supplement.

We will pay interest on each series of the notes semi-annually on April 1 and October 1, beginning April 1, 2003.

We may redeem each series of notes at any time prior to maturity, in whole or in part, upon at least 30 days notice, at a redemption price equal to the principal amount of the notes to be redeemed plus a make-whole premium, together with accrued interest on such notes to the redemption date. The redemption provisions are more fully described in this prospectus supplement under CERTAIN TERMS OF THE NOTES. The notes will not be listed on any securities exchange.

The terms of the notes, other than their date of issue and their initial price to the public, will be identical to the terms of $600,000,000 aggregate principal amount of 7.00% notes due 2012 and $600,000,000 aggregate principal amount of 7.60% notes due 2032, respectively that were issued on March 26, 2002. The notes offered by this prospectus supplement will have the same CUSIP numbers as those other notes, will trade interchangeably with those notes immediately upon settlement and will increase the aggregate principal amount of the Series of our 7.00% notes due 2012 to $700,000,000 and our 7.60% notes due 2032 to $700,000,000.

	Price to Public (1)(%)	Price to Public (1)	Underwriting Commission	Proceeds, before expenses, to Constellation Energy (2)
7.00% Notes due April 1, 2012	102.781%	$102,781,000	$650,000	$102,131,000
7.60% Notes due April 1, 2032	100.464%	$100,464,000	$875,000	$99,589,000

(1)
Plus accrued interest of $1,458,333 for the notes due 2012 and $1,583,333 for the notes due 2032 from October 1, to the date of delivery.

(2)
See UNDERWRITING for additional fees.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about December 16, 2002.

We urge you to carefully read this prospectus supplement and the accompanying prospectus which describes the terms of the offering before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS	SALOMON SMITH BARNEY
BNP PARIBAS	SCOTIA CAPITAL
SUNTRUST ROBINSON HUMPHREY
BANC OF AMERICA SECURITIES LLC	WACHOVIA SECURITIES

The date of this prospectus supplement is December 11, 2002

Prospectus Supplement
FORWARD LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CERTAIN TERMS OF THE NOTES
UNDERWRITING
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Prospectus
FORWARD LOOKING STATEMENTS
SUMMARY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus is accurate only as of its respective date.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the attached prospectus contain information about Constellation Energy and the notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission. If this prospectus supplement is inconsistent with the prospectus or the documents that are incorporated by reference in the prospectus, rely on this prospectus supplement.

        When we refer to "Constellation Energy," "the Company," "we," "us," or "our" in this prospectus supplement, we mean Constellation Energy Group, Inc.

FORWARD LOOKING STATEMENTS

        We make statements in this prospectus supplement that are considered forward looking statements within the meaning of the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

  -
  the timing and extent of changes in commodity prices for energy including coal, natural gas, oil, electricity, and emission allowances,

  -
  the timing and extent of deregulation of, and competition in, the energy markets in North America, and the rules and regulations adopted on a transitional basis in those markets,

  -
  the conditions of the capital markets, interest rates, availability of credit, liquidity, and general economic conditions, as well as, Constellation Energy's and BGE's ability to maintain their current credit ratings,

  -
  the effectiveness of Constellation Energy's risk management policies and procedures and the ability of our counterparties to satisfy their financial and performance commitments,

  -
  the liquidity and competitiveness of wholesale markets for energy commodities,

  -
  operational factors affecting the start-up or ongoing commercial operations of our generating facilities (including nuclear facilities) and BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond our control,

  -
  the inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period,

  -
  the effect of weather and general economic and business conditions on energy supply, demand, and prices,

  -
  regulatory or legislative developments that affect distribution rates and revenues, demand for energy, or increase costs, including costs related to nuclear power plants, safety, or environmental compliance,

  -
  the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in applying mark-to-market accounting, such as variable contract quantities and the value of mark-to-market assets and liabilities determined using models,

  -
  changes in accounting principles or practices,

  -
  losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets,

  -
  cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities, and

  -
  operation of our generation assets in a deregulated market without the benefit of a fuel rate adjustment clause.

        Given these uncertainties, you should not place undue reliance on these forward looking statements. Please see our periodic reports filed with the SEC for more information on these factors. These forward looking statements represent our estimates and assumptions only as of the date of this prospectus supplement.

THE COMPANY

Constellation Energy Group, Inc. is a North American energy company. We conduct our business through various subsidiaries including Baltimore Gas and Electric Company (BGE) and a wholesale merchant energy business. BGE is an electric and gas public transmission and distribution utility with a service territory that covers the City of Baltimore and all or part of ten counties in central Maryland. Our wholesale merchant energy business generates and markets wholesale electricity, combining a diverse portfolio of generation assets with power marketing and risk management capabilities allowing it to provide energy solutions to meet customer's needs throughout North America.

The following chart shows our functional lines of business:

Retail Energy Services

Baltimore Gas and Electric Company

BGE is our regulated electric and gas public transmission and distribution utility. BGE delivers electricity to approximately 1.2 million customers and natural gas to approximately 600,000 customers in a service territory that includes the City of Baltimore and all or part of 10 counties in Central Maryland. BGE's electric delivery territory has a population of 2.7 million and its natural gas delivery territory has a population of 2 million. BGE is regulated by the Maryland Public Service Commission and the Federal Energy Regulatory Commission with respect to rates and other aspects of its business.

Effective July 1, 2000, electric generation was deregulated in Maryland. On that date BGE transferred all of its generation assets (6,240 MW) and related liabilities at book value to our wholesale merchant energy business. As a result, effective July 1, 2000, the financial results of the electric generation portion of our business are included in the wholesale merchant energy business. Prior to that date, the financial results of electric generation were included in BGE's regulated electric business.

Under the electric restructuring settlement in Maryland, BGE provides standard offer service (electric supply) to customers at fixed rates over various periods through June 30, 2006 for those customers who do not choose an alternate electric supplier.

BGE has entered into fixed price, full requirements contracts to purchase power through the term of the price freeze. BGE has a contract with Constellation Power Source, Inc. (CPS), our power marketing and risk management affiliate, for 100% of its load requirements through June 30, 2003. For the period July 1, 2003 through June 30, 2006, BGE has contracted with CPS for 90% and with Allegheny Energy Supply Company, LLC for 10% of the energy and capacity required for BGE to meet its standard offer service requirements. Thereafter, BGE will competitively bid for the energy and capacity needed to meet its obligations.

Other Retail Energy Services Businesses

On September 9, 2002, we purchased AES NewEnergy, Inc. subsequently renaming it Constellation NewEnergy, Inc. (NewEnergy). NewEnergy is a national provider of electricity, natural gas, and energy services, serving approximately 4,300 megawatts (MW) of load associated with large commercial and industrial customers in competitive energy markets including the Northeast, Mid-Atlantic, Midwest, Texas and California.

Constellation Energy Source, Inc. offers energy products and services designed primarily to provide solutions to the energy needs of commercial and industrial customers.

BGE Home Products & Services, Inc. offers services primarily to residential customers, including the sale and service of HVAC, plumbing and electrical systems; and home improvements.

Wholesale Merchant Energy

Our wholesale merchant energy business markets power and manages risks associated with providing energy solutions to meet wholesale customers' needs throughout North America. We own generation assets located in various regions of the U.S.

Our wholesale merchant energy business integrates electric generation assets with power marketing and risk management of energy and energy-related commodities. This integration allows our merchant energy business to maximize value across energy products, over geographic regions, and over time. Our origination and risk management operation adds value to our generation assets by providing national market access, market infrastructure, real-time market intelligence, risk management and arbitrage opportunities, and transmission and transportation expertise. Generation capacity supports our origination and risk management operation by providing a source of reliable power supply, enhancing our ability to structure sophisticated products and services for customers, building customer credibility, and providing a physical hedge.

Currently, our merchant energy business owns over 11,300 megawatts of generation including:

  -
  4,555 megawatts of generation capacity from our Mid-Atlantic fossil and hydro electric plants,

  -
  3,235 megawatts of nuclear generating capacity,

  -
  3,245 megawatts of natural gas-fired peaking and combined cycle production facilities nationwide that have commenced operations since mid-summer 2001, and

  -
  275 megawatts of other independent power projects.

We also have a 750 megawatt natural gas-fired peaking and combined cycle production facility under construction in California to become operational in 2003.

To achieve our strategic objectives, we expect to continue to pursue opportunities that expand our access to customers and to support our origination and risk management operation with generation assets that have diversified geographic, fuel, and dispatch characteristics. We also expect to use a disciplined growth strategy through originating transactions with large customers and by acquiring and developing additional generating facilities when desirable to support our merchant energy business.

Our merchant energy business will focus on long-term, high-value sales of energy, capacity, and related products to large customers, including distribution companies, industrial customers, and large commercial customers primarily in the regional markets in which end-use customer electricity rates have been deregulated and thereby separated from the cost of generation supply. These markets include the New England region, the New York region, the Mid-Atlantic region, Texas, Illinois, California, and certain areas in Canada.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes relating to our non-regulated businesses. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

        The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Nine Months Ended September 30,	Twelve Months Ended December 31,
2002	2001	2000	1999	1998	1997
3.79	1.18	2.78	2.87	2.60	2.35

The lower number for 2001 reflects the impact of $533 million of special costs incurred in the fourth quarter of 2001. For a discussion of these special costs please refer to our Annual Report on Form 10-K for the year ended December 31, 2001. For information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

CERTAIN TERMS OF THE NOTES

Interest Rate and Maturity

7.00% Notes due April 1, 2012

These notes will mature on April 1, 2012. The notes will pay interest at the fixed rate of 7.00% per annum, payable semiannually on April 1 and October 1, beginning April 1, 2003. Interest on the notes will accrue from October 1, 2002.

7.60% Notes due April 1, 2032

These notes will mature on April 1, 2032. The notes will pay interest at the fixed rate of 7.60% per annum, payable semiannually on April 1 and October 1, beginning April 1, 2003. Interest on the notes will accrue from October 1, 2002.

The notes form a part of the series of our 7.00% notes due 2012 and our 7.60% notes due 2032, respectively and will rank equally with those other notes and have the same terms as the other notes of such series except for issue date, issue price and the first payment date of interest. The notes will have the same CUSIP number as the other notes of these series and will trade interchangeably with the other notes of the series immediately upon settlement. The issuance of the notes will increase the aggregate principal amount of the outstanding notes of each series to $700,000,000.

Interest on the notes will accrue from and include the date that the notes are issued to and excluding the date of maturity or redemption. Interest will be computed on the basis of a 360-day year of twelve 30-day months. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business on the 15th day before the interest payment date. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. "Business Day" means any day other than a Saturday or Sunday that is not a day on which banking institutions in Baltimore, Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed.

We may from time to time, without consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

The indenture provides that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date.

Optional Redemption

We have the option to redeem all or any part of any series of notes at any time prior to their maturity date. We will give notice by mail of any redemption at least 30 days, but not more than 60 days, before a redemption date. We will pay a redemption price equal to the sum of:

1)
100% of the principal amount of notes being redeemed, plus

2)
all accrued and unpaid interest on those notes, plus

3)
any "make-whole premium."

We will appoint an independent investment banking institution of national standing to calculate the make-whole premium. Lehman Brothers, Inc. and Salomon Smith Barney Inc. will make that calculation if: 1) we do not appoint someone else at least 30 days before the redemption date, or 2) the institution we appoint is unwilling or unable to make the calculation. If Lehman Brothers, Inc. or Salomon Smith Barney Inc. is unwilling or unable to make the calculation, then the trustee will appoint an independent investment banking institution of national standing to make the calculation.

The amount of the make-whole premium, if any, will be equal to the excess of:

1)
the sum of the present values, calculated as of the redemption date, of:

a)
each interest payment on each interest payment date after the redemption date that would have been paid on the notes (this does not include any accrued interest paid at the redemption date); and

b)
the principal amount that would have been payable at the final maturity of the notes being redeemed; over

2)
the principal amount of the notes being redeemed.

The independent investment banking institution will calculate the present values of interest and principal payments in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been paid to the redemption date at a discount rate that is equal to the Treasury Yield (as defined below) plus (1) 25 basis points in the case of 7.00% notes due April 1, 2012 and (2) 30 basis points in the case of 7.60% notes due April 1, 2032.

The Treasury Yield in the calculation will be an annual interest rate that is equal to the weekly average yield to maturity of United States Treasury Notes having a constant maturity corresponding to the remaining term to maturity of the notes that will be redeemed. This interest rate will be calculated to the nearest 1/12th of a year. The independent investment banking institution will determine the Treasury Yield on the third business day before the redemption date.

The independent investment banking institution will determine the weekly average yields of United States Treasury Notes from the most recent statistical release published by the Federal Reserve Bank of New York entitled "H.15(519) Selected Interest Rates" or any successor publication. If the H.15 Statistical Release gives a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes, then the Treasury Yield will equal that weekly average yield. In all other cases, the independent investment banking institution will calculate the Treasury Yield by interpolating, on a straight-line basis, the weekly average yields from the H.15 Statistical Release on the United States Treasury Notes having a constant maturity closest to but greater than the remaining term of the notes and the United States Treasury Notes having a constant maturity closest to and less than the remaining term. The independent investment banking institution will round any weekly average yields calculated by interpolation to the nearest 1/100th of 1%, and will round the percentage up for any figure of 1/200th of 1% or above.

If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release, or anywhere else, the independent investment banking institution will select comparable rates and calculate the Treasury Yield using these rates.

The redemption will not be made unless the redemption moneys are received by the Trustee by the redemption date. The failure to redeem will not be an event of default.

UNDERWRITING

        We are selling the notes to the underwriters named in the table below pursuant to a purchase agreement dated December 11, 2002, and each of the underwriters has severally agreed to purchase from us the respective amount of notes set forth opposite its name:

Underwriter	Principal Amount of 7.00% Notes	Principal Amount of 7.60% Notes
Lehman Brothers Inc.	37,500,000	37,500,000
Salomon Smith Barney Inc.	37,500,000	37,500,000
BNP Paribas Securities Corp.	5,000,000	5,000,000
Scotia Capital (USA) Inc.	5,000,000	5,000,000
SunTrust Capital Markets, Inc.	5,000,000	5,000,000
Banc of America Securities LLC	5,000,000	5,000,000
Wachovia Securities, Inc.	5,000,000	5,000,000
Total	$100,000,000	$100,000,000

The obligations of the several underwriters to purchase the notes are subject to certain conditions as set forth in the purchase agreement. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Our expenses associated with the offer and sale of the notes, excluding underwriting commissions and advisory fees, are estimated to be approximately $200,000. Lehman Brothers Inc. and Salomon Smith Barney Inc. each have agreed to reimburse us for a portion of our out-of-pocket expenses in connection with this offering.

The underwriters may also offer the notes to certain securities dealers at the offering price on the cover of this prospectus supplement less a concession of 0.350% for the 7.00% notes, and 0.500% for the 7.60% notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.2% to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

There is no established trading market for the notes, and the underwriters are not obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase notes in the open market to reduce the short position.

If the underwriters purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the notes and any of such transactions may be discontinued at any time.

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in commercial and/or investment banking transactions with Constellation Energy and its affiliates.

In addition, Constellation Energy will pay $250,000 in advisory fees to Lehman Brothers Inc. and Salomon Smith Barney Inc. in connection with the rating of the Notes.

The 7.00% notes due 2012 and the 7.60% notes due 2032 offered by this prospectus supplement will trade interchangeably with the $600,000,000 aggregate principal amount of 7.00% notes due 2012 and $600,000,000 aggregate principal amount of 7.60% notes due 2032, respectively, both of which we issued on March 26, 2002.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

  -
  Annual Report on Form 10-K for the period ending December 31, 2001.

  -
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

  -
  Current Reports on Form 8-K dated January 30, 2002, January 31, 2002, March 19, 2002, August 14, 2002 and August 23, 2002.

Please refer to Where You Can Find More Information on page 10 of the accompanying prospectus to see how you can find more information about us.

$2,500,000,000
UNSECURED DEBT SECURITIES	Constellation Energy Group, Inc. 250 W. Pratt Street Baltimore, Maryland 21201 (410) 234-5000

P R O S P E C T U S

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

        We urge you to carefully read this prospectus and the prospectus supplement which will describe the specific terms of the offering together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION before you make your investment decision

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February 12, 2002

Forward Looking Statements
Summary
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of the Debt Securities
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are considered forward looking statements within the meaning of the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

  -
  the timing and extent of changes in commodity prices for energy including coal, natural gas, oil, and electricity;
  -
  the timing and extent of deregulation of, and competition in, the energy markets in North America, and the rules and regulations adopted on a transitional basis in those markets;
  -
  the conditions of the capital markets generally, which are affected by interest rates and general economic conditions, as well as Constellation Energy's ability to maintain its current debt rating;
  -
  the effectiveness of Constellation Energy's risk management policies and procedures and the ability of our counterparties to satisfy their financial commitments;
  -
  the liquidity and competitiveness of wholesale trading markets for energy commodities;
  -
  operational factors affecting the start-up or ongoing commercial operations of our generating facilities and Baltimore Gas and Electric's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of gas transportation or electric transmission services, workforce issues, terrorism and other events beyond our control;
  -
  the inability of Baltimore Gas Electric to recover all its costs associated with providing electric retail customers service during the electric rate freeze period;
  -
  the effect of weather and general economic and business conditions on energy supply, demand and prices;
  -
  regulatory or legislative developments that affect demand for energy, or increase costs, including costs related to nuclear power plants, safety or environmental compliance;
  -
  cost and other effect of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities or the outcome of pending appeals regarding the Maryland Public Service Commission's orders on electric deregulation and the transfer of Baltimore Gas and Electric's generation assets to affiliates; and
  -
  operation of our generation assets in a deregulated market without the benefit of a fuel rate adjustment clause;

Given these uncertainties, you should not place undue reliance on these forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. These forward looking statements represent our estimates and assumptions only as of the date of this prospectus.

SUMMARY

        Constellation Energy Group, Inc., or Constellation Energy, is a diversified North American energy company. Constellation Energy conducts its business through various subsidiaries that primarily include a merchant energy business and Baltimore Gas and Electric Company, or BGE. Our merchant energy business is focused mostly on power marketing and merchant generation in North America. BGE is an electric and gas public utility distribution company with a service territory that covers the City of Baltimore and all or part of ten counties in Central Maryland. Effective July 1, 2000, electric generation was deregulated in Maryland. Also, on July 1, 2000, BGE transferred all of its generation assets and related liabilities at book value to our merchant energy business.

As a result of these changes, our merchant energy business includes:

  -
  wholesale power marketing, structured transactions, and risk management activities,

  -
  domestic power projects,

  -
  fossil and hydroelectric generating assets,

  -
  nuclear generating assets, and

  -
  nuclear consulting services.

Also, effective July 1, 2000, the financial results of the electric generation portion of our business are included in the merchant energy business. Prior to that date, the financial results of electric generation were included in BGE's regulated electric business.

USE OF PROCEEDS

        Based on our current plans and estimates the net proceeds from the sale of the debt securities will be used for general corporate purposes relating to our nonregulated businesses, including repayment of commercial paper borrowings used to finance capital expenditures and operations and to refinance our existing short-term obligations which totaled $955 million at December 31, 2001. We may, however, use the net proceeds for other purposes if we find it necessary, in which case, we will include information with respect to the proceeds in the applicable prospectus supplement. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

For current information on our commercial paper balances and average interest rate, see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

RATIO OF EARNINGS TO FIXED CHARGES

        The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Nine Months Ended September 30,	Twelve Months Ended December 31,
2001	2000	1999	1998	1997	1996
3.45	2.78	2.87	2.60	2.35	2.44

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue the debt securities under an indenture between us and the trustee, The Bank of New York, dated as of March 24, 1999. This prospectus briefly outlines some of the indenture provisions. The indenture is a contract between us and The Bank of New York acting as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the trustee performs certain administrative duties.

The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We have filed the indenture and its supplements with the SEC, and we suggest that you read those parts of the indenture that are important to you. You especially need to read the indenture to get a complete understanding of your rights and our obligations under the provisions described in Event of Default; Consolidation, Merger or Sale; and Modification of Indenture. See Where You Can Find More Information to find out how to locate the indenture and the supplements. You may also review the indenture at the trustee's offices at 5 Penn Plaza, New York, New York.

The specific terms of each debt security offering will be described in the prospectus supplement relating to that offering. The prospectus supplement will modify the general terms found in this prospectus to the extent different from those terms and will be filed with the SEC. For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

The indenture does not limit the amount of debt securities that may be issued. Each series of debt securities may differ as to their terms. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The debt securities are unsecured and will rank equally with all our unsecured indebtedness. The debt securities will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion amortization, or sinking or similar fund. It is anticipated that the debt securities will be "book-entry," represented by a permanent global debt security registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The following terms may or may not apply to each series of debt securities as specified in the applicable prospectus supplement and the note. The applicable prospectus supplement will describe the terms for the debt securities including: maturity date, interest rate or rates (or the method to calculate such rate) remarketing provisions, our right to redeem debt securities, the holders' right to tender debt securities, and any other provisions.

Redemptions

We may have the right to redeem or otherwise repurchase debt securities at our option. Debt securities may be redeemable in whole or in part in increments of $1,000 upon no more than 60, and not less than 30 days prior notice. If we do not redeem all the debt securities of a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be fair.

Repurchases

The debt security holder may have the right to cause us to repurchase the debt securities. We will repurchase the debt securities in whole or in part in increments of $1,000. The method for repurchases differs for book-entry and certificate debt securities, and is discussed later in this section, Description of the Debt Securities.

Remarketed Debt Securities

We may issue debt securities with remarketing features that allow holders the option to sell their debt securities back to us. In turn, we may have the option to retire these debt securities or remarket and sell them to new holders.

Book-Entry Debt Securities—Registration, Transfer, and Payment of Interest and Principal

Book-entry debt securities of a series will be issued in the form of a global security that will be deposited with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue certificates to each holder. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When applicable, we will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  -
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  -
  We determine not to require all of the debt securities of a series to be represented by a global debt security and notify the trustee of our decision.

Book-Entry Debt Securities—Method of Repurchase

If the debt securities are subject to a repurchase option, unless otherwise provided in the applicable prospectus supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repurchase. The paying agent, The Bank of New York, must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Certificated Debt Securities—Registration, Transfer, and Payment of Interest and Principal

If we issue certificated securities, they will be registered in the name of the debt security holder. These debt securities may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

Holders of over $5 million in principal amount of certificated debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least one business day prior to the payment date. Otherwise, payments will be made by check.

Certificated Securities—Method of Repurchase

Debt security holders desiring to exercise their repurchase option must notify the paying agent at least 30 but not more than 45 days prior to the repayment date by providing the bank:

  -
  the certificated debt security, with the section entitled "Option to Elect Repayment" on the reverse of the debt security completed; or

  -
  a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

  -
  the name of the holder;

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  the principal amount of the debt security and the amount to be repurchased;

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  the certificate number or the maturity and a description of the terms of the security;

  -
  a statement that you wish to sell all or a portion of your note; and

  -
  A guaranty that the debt security with the section entitled "Option to Elect Repayment" on the reverse of the debt security completed, will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

Interest Rate

The interest rate on the debt securities will either be fixed or floating as indicated in the prospectus supplement. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Event of Default

"Event of Default" with respect to a series of securities means any of the following:

  -
  failure to pay the principal of (or premium, if any, on) any debt security of a series when due and payable;

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  failure to pay for 30 days any interest on any debt security of that series;

  -
  failure to perform any other requirements in the debt securities of that series, or in the indenture in regard to such debt securities, for 60 days after notice; or

  -
  certain events of insolvency.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indenture. If an Event of Default shall have occurred and be continuing the Trustee or the holders of at least 33% of the principal amount of the debt securities of the series affected by an Event of Default may require us to repay the entire principal of the debt securities of such series immediately. Subject to certain conditions, this requirement may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series.

The Trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the indenture.

Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such debt securities.

Modification of Indenture

Under the indenture, our rights and obligations and the rights of the holders of any debt securities may be changed. Any change requires the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of all series to be affected, voting as one class. However, no changes to the terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

Consolidation, Merger or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

  -
  we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding on us; and

  -
  we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture.

PLAN OF DISTRIBUTION

        We may sell the debt securities (a) through agents; (b) by underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Debt securities may be sold on a continuing basis by agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

By Underwriters

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process. The debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the debt securities offered hereby.

Direct Sales

We may also sell debt securities directly. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase debt securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the debt securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

  -
  the purchase by an institution of the debt securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

  -
  if the debt securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the debt securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

We have not determined whether the debt securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our debt securities.

In connection with sales by an agent or an under written offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the debt securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the debt securities.

We may from time to time, without the consent of the existing debt security holders, create and issue further notes having the same terms and conditions as the debt securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional debt securities issued in this manner will be consolidated with, and will form a single series with the previously outstanding notes.

Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the

Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the debt securities offered pursuant to this prospectus. Cahill Gordon & Reindel, New York, NY will issue an opinion for any underwriters, dealers or agents. Cahill Gordon & Reindel represents us and BGE from time to time. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

Constellation Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming BGE's holding company, reports, statements and other information were filed by BGE under the name "Baltimore Gas and Electric Company." You may read and copy any document filed by BGE or Constellation Energy at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy's SEC filings may also be obtained from our web site at http://www.constellationenergy.com.

The addresses for both the SEC's and Constellation Energy's website are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities

Exchange Act of 1934 from now until the time the registration becomes effective and thereafter until we sell all the debt securities.

  -
  Annual Report on Form 10-K for the year ended December 31, 2000.

  -
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

  -
  Current Reports on Form 8-K filed on March 5, 2001, as amended March 16, 2001 and October 26, 2001.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Shareholder Services
Constellation Energy Group, Inc.
39 W. Lexington Street
Baltimore, Maryland 21201
410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

$200,000,000

$100,000,000 7.00% Notes due April 1, 2012
$100,000,000 7.60% Notes due April 1, 2032

P R O S P E C T U S      S U P P L E M E N T

LEHMAN BROTHERS	SALOMON SMITH BARNEY
BNP PARIBAS	SCOTIA CAPITAL
SUNTRUST ROBINSON HUMPHREY
BANC OF AMERICA SECURITIES LLC	WACHOVIA SECURITIES

December 11, 2002